Exhibit 10.4

DATED OCTOBER 27 2016

FAUNUS GROUP INTERNATIONAL, INC.	(1)
and
CIBER UK LTD	(2)

RECEIVABLES PURCHASE AGREEMENT

Squire Patton Boggs (UK) LLP
7 Devonshire Square
London
EC2M 4YH
United Kingdom
DX 136546 Bishopsgate 2

O +44 20 7655 1000
F +44 20 7655 1001

Reference SSH.325-0043

i

DATE OF RECEIVABLES PURCHASE AGREEMENT	2016
PARTIES
(1)	FAUNUS GROUP INTERNATIONAL, INC. a Delaware corporation, whose principal office is at 80 Broad Street, 22nd Floor, New York, NY 10004 ("FGI"); and
(2)
CIBER UK LTD a limited liability company incorporated in England and Wales with registered number 02623681 and whose registered office is at 62 Buckingham Gate, 5th Floor, London SW1E 6AJ (the "Original Client").

IT IS AGREED THAT:

1	INTERPRETATION

1.1	Components of the agreement between the Parties
The legal agreement between the Parties consists of:

(a)	this Receivables Purchase Agreement;

(b)	any separate Facility Conditions that are agreed in writing by the Parties to be applicable; and

(c)	any other Finance Documents; and

(d)	any document referred to in any of the above (or otherwise agreed in writing by the Parties) as having legal effect.

1.2	Meanings
The meanings of words or phrases with special meanings and shown with initial capital letters are given in clause 3 (Definitions and interpretation) of this Receivables Purchase Agreement or, as the case may be, in the applicable Facility Conditions.

1.3	Single agreement
This Receivables Purchase Agreement and the Facility Conditions, if any, in force for the time being (together and as varied, amended, supplemented and/or substituted from time to time in accordance with their respective terms, the “Agreement”) together constitute and should be construed together as a single agreement.

1.4	Entire agreement
Except as stated in clause 1.1 (Components of the agreement between the Parties), the Agreement constitutes the entire agreement between the Parties in relation to the matters referred to in it and supersede any previous agreement, express or implied, in relation to such matters.

2	COMMERCIAL TERMS
The following Commercial Terms apply to this Receivables Purchase Agreement:

2.1	Credit Parties as at the Commencement Date
Original Client details:
	(a) Name:	Ciber UK Ltd
	(b) Country of incorporation:	England and Wales
	(c) Company number:	2623681
	(d) Registered office:	62 Buckingham Gate, 5th Floor, London SW1E 6AJ
	(e) Trading address (if different):	N/A
	(f) Facsimile number:	0870 0000205
	(g) Financial Year End Date	31 December
	Initial Security Obligors:	(a) the Original Client; (b) Ciber Inc; (c) German Clients
2.2	Duration of Receivables Purchase Agreement:
	(a) Commencement Date:	The date of this Agreement or such later date on which all the conditions precedent (if any) specified in part A of Schedule 1 (Conditions precedent) have been satisfied
	(b) Minimum Period:	36 months from and including the Commencement Date
	(c) Notice period:	3 months
2.3	Receivables Purchase Facility particulars:
	(a) Type of facility:	Disclosed receivables purchase
	(b) Facility Limit:	$12,000,000 in aggregate with the Covered Affiliate Agreements
	(d) Description of Eligible Receivables:	All UK Receivables except for Ineligible Receivables and those that are otherwise expressly excluded
	(e) Nature or Client’s business:	Information technology service activities
	(f) Approved Currencies	Euro, Pounds Sterling and US Dollars
	(g) Permitted Territories	Any jurisdiction, other than a Sanctioned Territory
	(h) Prepayment Percentage:	80 per cent.

	(i) Permitted Credit Period:	90 days from the date of the relevant Invoice. This applies to Invoices issued to all Customers
	(j) Debtor Concentration Limit:	Expressed as a percentage of all Outstanding Notified Receivables of the Client at any time, the Debtor Concentration Limit is 20 per cent.
	(l) Additional categories of Permitted Security (if any)	Security Interests held by Wells Fargo over the assets of the Original Client as agreed in writing between FGI and the Original Client
(m) Conditions Subsequent
(a) The Client shall provide an updated audit of its assets within 90 days of the Commencement Date;
(b) within 30 days of the Commencement Date such security over the assets of Ciber International B.V and Ciber Nederland B.V as shall be agreed between FGI and the Original Client in writing shall be granted in favour of FGI.

	(n) Initial Security Documents	the Debenture (as defined in part A of Schedule 1 (Conditions precedent);
	(n) Additional Finance Documents (refer to definition of “Finance Documents”)	(a) the Deeds of Priority (as referred to in part A of Schedule 1 (Conditions precedent).
	(o) Permitted Dilution Percentage	means 13.5% in any 90 day period
2.4	Fees and charges:
	(a) Closing Fee:	$120,000 in aggregate with the Covered Affiliate Agreements
	(b) Discount rate:	4.50 per cent. per annum above the Applicable Rate, subject to a minimum Discount rate of 5.25 per cent per annum
	(c) Applicable Rate	LIBOR
	(d) Administration Fee:	In relation to each Receivable, 0.29 per cent. of its Notified Value
	(e) Annual Fee:	Nil
	(f) Agency Termination Fee:	A sum equal to 5 per cent of Funds In Use at the relevant time
	(f) Audit Fee:	£1,250 per man day, plus costs and expenses reasonably incurred

(g) Non-Utilisation Fee Percentage	The percentage rate per annum that is equal to the sum of the Discount rate and the Administration Fee
(h) Net Funds Employed (for the purposes of calculating the Non-Utilisation Fee)	$4,000,000
(i) Early Termination Fee
If this Receivables Purchase Agreement is terminated:
(i) prior to the first anniversary of the Commencement Date, a sum equal to 3.00 per cent of the Facility Limit; or
(ii) on or after the first anniversary of the Commencement Date, but before the second anniversary of the Commencement Date, a sum equal to 2.00 per cent of the Facility Limit; or
(iii) on or after the second anniversary of the Commencement Date, but before the third anniversary of the Commencement Date, a sum equal to 1.00 per cent of the Facility Limit.

(j) Misdirected Payment Fee	In relation to a Receivable, a sum equal to 15 per cent of its Notified Value

3	DEFINITIONS AND INTERPRETATION

3.1	Definitions
In this Agreement, unless the context otherwise requires:
"Accession Deed" means a document substantially in the form set out in Schedule 4 (Form of Accession Deed).
“Accounting Principles” means the generally accepted accounting principles as in effect on the Commencement Date applied in a manner consistent with the most recent audited financial statements of each Client and its Subsidiaries delivered to FGI in accordance with 14.1(b) (Provision of information).
"Accounts" means any account operated by FGI in its books for each Client in accordance with the terms of any Finance Document.
“Additional Client” means any wholly-owned Subsidiary of the Original Client which becomes a Client in accordance with clause 32(Additional Parties).
“Additional Obligor” means an Additional Client or an Additional Security Obligor.
“Additional Security Obligor” means a company which becomes a Security Obligor in accordance with clause 32(Additional Parties).

"Administration Fee" means a fee payable by each Client, in accordance with clause 10.3 (Administration Fee), in the amount specified in the Commercial Terms.
"Administrator" means any person appointed under schedule B1 to the Insolvency Act 1986 to manage a Client's affairs, business and property.
Advance" means an advance made or to be made by FGI pursuant to the Over Advance Facility and "Advances" shall be construed accordingly.
"Agency Termination Fee" means the fee payable in accordance with clause 10.8 (Agency Termination Fee) in the amount specified in the Commercial Terms.
"Annual Fee" means the fee payable in accordance with clause 10.10 (Annual Fee) in the amount specified in the Commercial Terms.
"Applicable Rate" means the amount specified as such in the Commercial Terms.
"Approved Currencies" means the currencies identified as such in the Commercial Terms and "Approved Currency" means any one or more of them.
"Associate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Audit Fee" means the fee payable in accordance with clause 10.6 (Audit fee) in the amount specified in the Commercial Terms.
"Availability" means the maximum aggregate amount from time to time of all monies capable of being advanced by FGI to a Client on account of the Purchase Price, being the lower of:

(a)
the amount calculated by applying the Prepayment Percentage to the aggregate Notified Value of Outstanding Eligible Receivables (being the balance for the time being standing to the credit of the Receivables Purchased Account); and

(b)	the Facility Limit,
and then, as applicable:

(c)	adding thereto the aggregate credit balance (if any) on the Reserve Account; and

(d)	deducting therefrom the Funds in Use; and

(e)	deducting therefrom the amount of any outstanding advances under any Covered Affiliate Agreement;
then (but without double counting) deducting Reserves.
"Business Day"’ means a day (other than a Saturday or Sunday) on which banks generally are open for business in London and New York.

"Change of Control" means any person or group of persons acting in concert gains direct or indirect control of the Original Client. For the purposes of this definition:

(a)	"control" of the Original Client means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of the Original Client; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Original Client; or

(C)	give directions with respect to the operating and financial policies of the Original Client with which the directors or other equivalent officers of the Original Client are obliged to comply; and/or

(ii)
the holding beneficially of more than 50 per cent of the issued share capital of the Original Client (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(b)
"acting in concert" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition, directly or indirectly, of shares in the Original Client by any of them to obtain or consolidate control of the Original Client;

“Clients” means the Original Client and any Additional Clients and “Client” shall mean any one or more of them as the context may admit or require.
"Closing Fee" means the fee payable in accordance with clause 10.1 (Closing fee) in the amount specified in the Commercial Terms.
"Collateral" means, in relation to a Client, all property and assets, whether real or personal, tangible or intangible, in which that Client may, at any time, have any right, title or interest.
"Collection Date" means, in relation to a Receivable, no later than the third Business Day immediately following the date on which FGI identifies a remittance received by it as being referable to a Client.
"Commencement Date" means the date of commencement of this Deed which is the date on which FGI confirms to the Original Client that all conditions set out in part A of Schedule 1 (Conditions Precedent) have been satisfied or waived as the case may be.
“Commercial Terms” means the commercial terms applicable to this Receivables Purchase Agreement, as more particularly set out in clause 2 (Commercial Terms).

"Conditions Subsequent" means the conditions described as such in the Commercial Terms.
"Confidential Information" means all information relating to a Client, the Group, the Finance Documents or any Facility of which FGI becomes aware in its capacity as a finance-provider or otherwise under the Finance Documents or the Facility from either a member of the Group or its advisers, whether directly or indirectly and in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by FGI of clause 28 (Confidential Information); or

(b)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(c)
is already known by FGI before the date the information is disclosed to it by a member of the Group or its advisers or is lawfully obtained by FGI after that date, from a source which is, as far as FGI is aware, unconnected with the Group and which, in either case, as far as FGI is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking in any form agreed between the Original Client and FGI;
"Contribution Notice" means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.
"Credit Parties" means the Clients, and the Security Obligors (or any one or more of them as the context may admit or require).
"Customer" means any person or entity (corporate or unincorporated) incurring a payment obligation to a Client (whether under a present, future or prospective Supply Contract or otherwise) and includes, where the context so permits, a person having the duty to administer the Customer's estate upon death or Insolvency.
“Covered Affiliate Agreement” means each of the German Receivables Purchase Agreement and the Spanish Receivables Purchase Agreement.
“Deeds of Priority” means the deeds of priority dated on or about the Commencement Date between FGI, Wells Fargo Bank N.A. and certain members of the Group.
"Delivered" means, in relation to a Supply Contract, full performance by the relevant Client of the Supply Contract (or any relevant or applicable part of the Supply Contract) including, in the case of goods, their readiness for collection by the Customer, or their despatch to, or to the order of, the Customer (and for these purposes a Supply Contract shall be deemed to have been fully performed in respect of the obligation of a Client to effect delivery of goods if the goods in question have been accepted, title to the goods has been exchanged and the Client has issued an invoice to the relevant Customer in respect of the goods) or, in the case of services, the performance in full of all relevant obligations under the Supply Contract (or any relevant or applicable part of the Supply Contract).
“Dilution Percentage” means for any period of time the percentage obtained by dividing (a) the aggregate amount of credit notes, discounts and other downward adjustments to the original invoiced price of stock in trade sold or services rendered by the Client during such period, by (b) the gross amount of receipts in respect of Receivables for such period, all as determined by FGI.
"Discount" means the charge for Prepayments (if any) made by FGI calculated in the manner prescribed by clause 10.2 (Discount) and at the rate initially specified in the Commercial Terms.
"Dormant Subsidiary" means a member of the Group that does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including without limitation, indebtedness owed to it) which in aggregate have a value of more than 5.00% of the gross assets or turnover of the Group.
"Early Termination Fee" means the fee payable in accordance with clause 10.4 (Early Termination Fee) in the amount specified the Commercial Terms.
"Eligible Receivable" means a Receivable which is not an Ineligible Receivable.
"Euro","€" and “EUR” means the single currency for the time being of the Participating Member States.
“Facility” means and includes any or all (as the context requires) of the Receivables Purchase Facility and other facility or facilities made available at any time by FGI to the Clients from time to time by mutual agreement, whether on the same date as this Agreement and whether pursuant to Facility Conditions or otherwise.
“Facility Conditions” means the separately entitled conditions relating to a named Facility made available by FGI to a Client from time to time.
"Facility Limit" means the amount specified as such in the Commercial Terms.
"Finance Documents" means this Receivables Purchase Agreement, the German Receivables Purchase Agreement, the Spanish Receivables Purchase Agreement, the Deed of Priority, any Facility Conditions, the Security Documents, all Notification Letters, any Accession Deed, any document identified as an additional Finance Document in the Commercial Terms or any Facility Conditions and any other document designated as a "Finance Document" by written agreement between FGI and the Original Client.
"Financial Indebtedness" means any indebtedness for or in respect of:
(a)    monies borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not trade instruments), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of finance leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);

(f)
any treasury transaction (and, when calculating the value of that treasury transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that treasury transaction, that amount) shall be taken in to account);

(g)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability (but not, in any case, trade instruments) of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) or are otherwise classified as borrowings under the Accounting Principles;

(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)    the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.
"Financial Records" means, in relation to the Collateral, all of a Client's rights to:

(a)
any ledger, computer data, records, documents, disks, electronic data or machine-readable material on or by which the financial or other information pertaining to the assets of the Client is recorded or evidenced; and

(b)	any equipment necessary for reading or amending the same.
"Financial Statements" means the financial statements referred to in clause 14.1(b) (Provision of Information) and any other correspondence, information, commentary or opinion arising from or relating to such financial information whether to or by the auditors, or otherwise.
"Financial Support Direction" means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.
"Financial Year" means the annual accounting period of the Group ending on the Financial Year End Date specified in the Commercial Terms.
"Funds In Use" means, the aggregate amount of:

(a)	the debit balance (if any) on the Funds In Use Account, calculated by aggregating all Prepayments debited to the Funds In Use Account; and

(b)	any debit balance then standing on the Reserve Account in accordance with clause 9.4 (Reserve Account).
"Funds In Use Account" means in relation to the Receivables Purchase Facility, the account maintained by FGI in its books, in the name of each Client, for the purpose of recording Prepayments made by FGI to the Clients.
“Pounds Sterling”, "GBP" and "£" means the lawful currency of the United Kingdom, being pounds sterling at the date of this Deed.
“German Clients” means each of Ciber AG and Ciber Managed Services GmbH
“German Receivables Purchase Agreement” means the receivables purchase agreement to be entered into between FGI and the German Clients.
“German Security” means the security over the assets of and shares in the German Clients to be entered into in relation to the German Receivables Purchase Agreement.
"Group" means the Original Client and its Subsidiaries.
"Holding Company" of a company or corporation means any company or corporation of which the first-mentioned company or corporation is a Subsidiary.
"Ineligible Receivable" means a Receivable which FGI designates as not being, or no longer being, an Eligible Receivable in accordance with clause 8 (Ineligible Receivables).
“Initial Security Documents” means the deeds and documents listed as such in the Commercial Terms.
“Initial Security Obligors” means the persons or entities identified as such in the Commercial Terms.
"Insolvency Proceedings" means, in relation to any person (and for the purposes of this definition "person" shall include a partnership):

(a)
a distress, attachment, execution, sequestration, diligence or other legal process is levied, enforced or sued out on or against all or any part of the assets of that person with an aggregate value in excess of £50,000;

(b)	a notice of intention to appoint an Administrator, liquidator or receiver being given by any person or an Administrator, liquidator or receiver being appointed; or

(c)	any person presents a petition for, or an order for the winding-up administration, company reconstruction or bankruptcy of a person is made; or

(d)
a moratorium pursuant to section 1A of and schedule A1 to the Insolvency Act 1986 or pursuant to paragraph 1A of schedule 1 to the Insolvent Partnerships Order 1994 is established other than a winding-up petition that is frivolous or vexatious and is discharged, stayed or dismissed within 7 Business days of commencement; or

(e)	a corporate action, legal proceedings or other procedure or step is taken for the suspension of payments or a moratorium of any indebtedness;

(f)
any petition or proposal is presented or a meeting is convened with a view to the rehabilitation, administration, receivership, custodianship, liquidation, bankruptcy, company reconstruction, winding-up or dissolution of that person (other than for the purpose of an amalgamation or reconstruction whilst solvent), or any other insolvency proceedings involving that person; or

(g)	any procedure analogous to the procedures referred to under parts (a) to (g) above in any jurisdiction.
A person is "Insolvent" if:

(a)
it is insolvent within the terms of the Insolvency Act 1986 or it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts or to be insolvent, or admits its inability to pay its debts as they fall due; or

(b)
it ceases to trade or notifies a Client or FGI of its intention to cease to trade or the Client or FGI otherwise becomes aware of such intention through a source reasonably considered by FGI to be reliable; or

(c)	it is subject to Insolvency Proceedings; or

(d)	an analogous event occurs in any jurisdiction,
and "Insolvency" shall be construed accordingly.
"Invoice" means the original sales invoice in respect of a Receivable issued by the Client to a Customer.
"LIBOR" means 90 day US LIBOR as published by the Money Rates section of the Wall Street Journal, Interactive Edition, or any successor edition or publication as selected by FGI, or such other interest rate index acceptable to FGI in the event that the Wall Street Journal, Interactive Edition, ceases to publish such an interest rate index, or adequate and reasonable means do not exist for ascertaining such interest rate index.
"Limit" means the Facility Limit, any customer limit and/or any other limit specified from time to time by FGI.
"Loss" means all and any losses, costs, claims, expenses (including legal expenses on an indemnity basis), actions, damages, demands and interest.
"Management Accounts" means, at any time, the then latest unaudited management accounts of each Client respectively for successive calendar months, required to be delivered to FGI pursuant to clause 12.1(b)(ii) (Provision of information) (to comprise a profit and loss account, a balance sheet and, if requested, a cashflow statement, together with consolidations where appropriate).
"Material Adverse Effect" means any event or circumstance which, in the opinion of FGI, is reasonably likely to adversely affect

(a)	the ability of a Credit Party to perform its payment obligations under any of the Finance Documents; or

(b)	the business, operations, property, assets or condition (financial or otherwise) of a Credit Party; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of the Finance Documents or the rights or remedies of FGI under any of the Finance Documents.

"Minimum Period" means the period described as such in the Commercial Terms.
"Misdirected Payment Fee" means the fee payable in accordance with clause 10.9 (Misdirected Payment Fee) in the amount specified in the Commercial Terms.
"Monitoring Fee" means the fee payable each month in accordance with clause 10.7 (Monitoring fee), in a sum to be determined by FGI, acting reasonably, as being sufficient to compensate FGI for the additional management time and workload incurred by FGI.
"Net Funds Employed" means the amount specified as such in the Commercial Terms.
"Non-Utilisation Fee" means the fee payable in accordance with clause 10.5 (Non-Utilisation fee), calculated on an annual basis.
"Non-Utilisation Fee Percentage" means the percentage specified as such in the Commercial Terms.
"Notice Period" means the period described as such in the Commercial Terms.
"Notification" means the notification by a Client to FGI of a Receivable pursuant to clause 7 (Notification of Receivables) or of a credit note pursuant to clause 11.3 (Credit notes) and "Notified" and "Notify" shall be construed accordingly.

“Notification Letter” means a letter (in the form provided by FGI for this purpose) addressed to a Customer, notifying it that one or more Receivables which are or will in future become owing by it to a Client have been assigned to FGI under this Receivables Purchase Agreement and directing it to make all payments in respect of that Receivable to a Trust Account.
"Notified Value" means the full value of each Receivable as represented in a Notification (including any applicable VAT or other Tax and before any discount for prompt payment, or otherwise).
"Outstanding" means, in relation to a Receivable, that such Receivable remains unpaid and has not been reassigned.
"Over Advance Facility" means the facility to be made available by FGI to the Original Client under this Deed.
"Over Advance Payment Account" means a loan account or accounts in the name of the Original Client with FGI opened in connection with the Over Advance Facility.
"Over Advance Payment Account Balance" means the debit balance on the Over Advance Payment Account from time to time.
"Participating Member State" means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"Party" means a party to this Receivables Purchase Agreement.
"Pensions Regulator" means the Pensions Regulator established under Part I of the Pensions Act 2004.
"Permitted Credit Period" means the period specified as such in the Commercial Terms, or such other period as may be agreed between FGI and the Client.
“Permitted Dilution Percentage” means the Dilution Percentage specified in clause 2.3(o).
"Permitted Security" means:

(a)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(b)
any Security Interest or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(c)	any Security Interest or Quasi-Security arising under the Security Documents;

(d)	any Security Interest or Quasi-Security identified in the Commercial Terms as an additional category of Permitted Security; and

(d)	any other Security Interest or Quasi-Security to which FGI provides its prior written consent in writing from time to time.
"Permitted Territories" means the territories identified as such in the Commercial Terms;
"Prepayment" means a payment made by FGI to a Client on account of the Purchase Price of an Eligible Receivable, calculated by reference to the Prepayment Percentage.
"Prepayment Percentage" means the percentage of the Notified Value of an Eligible Receivable which is specified as such in the Commercial Terms, or such other percentage as FGI may from time to time:

(a)	agree with a Client; or

(b)	upon or following the occurrence of an Termination Event which is continuing, determine and notify to the Clients.
"Purchase and Prepayment Statement" means a statement of the credit and debit balances on the Receivables Purchased Account, the Funds In Use Account and the Reserve Account.
"Purchase Price" means the amount payable by FGI to a Client for an Eligible Receivable, calculated in accordance with clause 9.2 (Calculation of Purchase Price).
"Quasi-Security" means any arrangement by any member of the Group to:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by or any other member of the Group;
(ii)    sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)    enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
"Receivable" means an account receivable arising under, or other financial obligation due or owing to a Client under, a Supply Contract (including, in each case, any applicable Tax payable by the Customer to the Client) and where the context so admits, includes a part of any such account receivable or other financial obligation.

"Receivables Purchase Facility" means the Facility made available by FGI under this Deed.
"Receivables Purchased Account" means, in relation to the Receivables Purchase Facility, the account maintained by FGI in its books, in the name of each Client, for recording the Notified Value of Receivables.
"Recourse" means the right of FGI to require a Client to repurchase a Receivable (together with its Related Rights) at its Repurchase Price or such lesser amount as FGI may require.
"Related Rights" means, in relation to a Receivable, all rights, remedies and benefits ancillary to the Receivable, including but not limited to:

(a)	the benefit of the Supply Contract giving rise to the Receivable (but not of any obligation to perform the relevant Supply Contract);

(b)	rights of retention of title, lien, recovery of possession and other remedies given by law to an unpaid vendor of goods or services;

(c)
the benefit of all negotiable and non-negotiable instruments, guarantees, warranties, indemnities, securities, bonds and policies of insurance held by the Client or to which the Client is entitled in respect of the Receivable; and

(d)	the related Financial Records.
"Repurchase Price" means, in respect of a Receivable in respect of which FGI has Recourse as provided in clause 8.3 (Recourse for Ineligible Receivables), the Notified Value of that Receivable or the unrecovered proportion of it.
"Required Reserve Amount" means the amount determined by FGI to be equal to the value of the Reserves, the outstanding amount of any Ineligible Receivable in respect of which an Advance has been made available to a Client, Discount and any fees payable in accordance with this Receivables Purchase Agreement.
"Reserve Account" means an account in the name of FGI into which all amounts received by FGI in payment of Receivables are deposited and from which payments are made in accordance with this Receivables Purchase Agreement.
"Reserves" means any retention or adjustment to Availability that FGI determines to be appropriate, including but not limited to the payment or repayment of amounts outstanding (but not including any amounts owed under this Agreement in connection with the repurchase of any Ineligible Receivable), any Loss sustained by FGI as a result of a Credit Party’s breach of any representation, warranty or other provision of this Receivables Purchase Agreement or any other Finance Document (whether intentional or unintentional), any adjustments due and any attorneys' fees, costs and disbursements due, including, but not limited to, reasonably anticipated claims or to adequately satisfy reasonably anticipated obligations that the relevant Client may owe to FGI.

"Sanctioned Entity" means any person who is domiciled in a Sanctioned Territory or has been designated as a sanctions target or who is owned or controlled by or acting on behalf of a Sanctioned Entity.
"Sanctioned Territory" means any country which is subject to a financial sanctions regime or has been designated as a sanctions target by any of the European Union, the Office of Foreign Asset Control, the United Nations, the United Kingdom and/or other domestic regimes.
"Security Documents" means the Initial Security Documents, the German Security, the Spanish Security and any other deeds or agreements from time to time that secure, collateralize or create a Security Interest in respect of the obligations and liabilities of any Client or any Security Obligor to FGI under the Finance Documents, including (but not limited to) any guarantee, indemnity or other assurance granted to FGI in respect of such obligations and liabilities.
"Security Interest" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, trust, trust arrangement for the purposes of providing security, assignment, assignment by way of security, tracing or other equitable right, or any other agreement or arrangement having the effect of conferring security (including any such interest arising under or in connection with any letter of credit) any other security interest of any kind or preferring any obligation of any person or any other guarantee, indemnity, warranty, agreement or arrangement having the effect of conferring security.
"Security Obligors" means the Initial Security Obligors, any Additional Security Obligors and any other person, whether or not a Client, which grants a Security Interest, guarantee, indemnity or other assurance against loss in favour of FGI as collateral for the obligations and liabilities of any or all of the Clients to FGI.
"Shortfall" means, in relation to a Receivable, the amount (if any) by which the sums received or recovered by FGI for that Receivable are less than its Notified Value.
“Spanish Client” means Consultants in Business and Engineering Research, S.L.
“Spanish Receivables Purchase Agreement” means the receivables purchase agreement to be entered into between FGI and the Spanish Client.
“Spanish Security” means the security over the assets of and shares in the Spanish Client to be entered into in relation to the Spanish Receivables Purchase Agreement.
"Sterling", "£" and "GBP" mean the lawful currency of the United Kingdom.
"Subsidiary" of a company or corporation means any company or corporation:

(a)	which is controlled, directly or indirectly by the first-mentioned company or corporation; or

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)	which is a subsidiary of another subsidiary of the first mentioned company or corporation, and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.
"Supply Contract" means a contract between a Client and a Customer for the supply of goods or the provision of services.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Termination Event" means any of the events set out in clause 19.1 (Termination Events).
"Trust Account" means any bank account referable to a Client, mandated in favour of and otherwise controlled by FGI and/or declared in trust for FGI and/or blocked and/or the subject of an automatic sweep of credit balances to any account of FGI, and in respect of which, in each case, the Client has no right, title or interest in or to the balance standing from time to time to the credit of that account.
"United Kingdom" means Great Britain and Northern Ireland, but excluding the Channel Islands and the Isle of Man.
"US Dollars”, “US$" and “USD” means the lawful currency for the time being of the United States of America.

3.2	Interpretation

(a)	Unless a contrary intention appears, a reference in this Deed to:

(i)	"FGI", a "Client", any "Party" or any other person shall be construed so as to include its and any subsequent successors assigns and transferees in accordance with their respective interests;

(ii)
a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as varied, amended, supplemented, extended, restated, novated and/or replaced in any manner from time to time (however fundamentally and even if any of the same increases the obligations of any member of the Group or provides for further advances);

(iii)
a "month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is not numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month;

(iv)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(v)	"VAT" shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

(vi)	"including" or "includes" means including or includes without limitation;

(vii)	the singular includes the plural and vice versa; and

(viii)	a time of day is a reference to New York time.

(b)	Section, clause, schedule and paragraph headings are for ease of reference only and shall not affect the construction of this Deed.

(c)
a Termination Event is "continuing" if it has not been remedied or waived in writing to the satisfaction of FGI. Any waiver given by FGI in writing shall only apply to the specific occurrence of the specific event referred to in such waiver.

(d)
References to clauses, paragraphs and schedules are to be construed, unless otherwise stated, as references to clauses, paragraphs and schedules of and to this Deed and references to this Deed include its schedules.

(e)
The terms of the other Finance Documents and of any side letters between any of the parties thereto in relation to any Finance Document are incorporated in this Deed to the extent required to ensure that any disposition of the property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(f)	The Parties intend that this Agreement shall take effect as a deed notwithstanding the fact that a Party may only execute this document under hand.

3.3	Third Party Rights
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

4	COMMENCEMENT AND DURATION

4.1	This Deed shall begin on the Commencement Date and, subject to the other provisions of this Deed, shall continue for the Minimum Period.

4.2	Notwithstanding clause 4.1 above:

(a)
all (but not less than all) the Clients acting together may terminate the Receivables Purchase Facility in full (but not in part only) at any time by giving written notice of not less than the Notice Period to FGI;

(b)	FGI may terminate all or any part of the Facility at any time by giving written notice of not less than the Notice Period to the Clients; and

(c)	FGI may immediately terminate the Facility by written notice to the Clients upon or at any time after the occurrence of a Termination Event which is continuing, provided that the obligations of the Clients arising under clause 10.4 (Early Termination Fee) shall not be prejudiced by this clause 4.2.

4.3
FGI shall be under no obligation to make any Prepayment in respect of this Deed until such time as it has received, in form and substance satisfactory to it, all of the documents and other evidence listed in part A of Schedule 1 (Conditions Precedent).

4.4	The Over Advance Facility shall be made available in accordance with the terms of Schedule 4 (Over Advance Facility - terms and conditions).

4.5
If and to the extent that any condition subsequent is identified in the Commercial Terms as being deliverable after the Commencement Date, the relevant Party undertakes to deliver such condition subsequent to FGI on or before the date specified for such delivery. The Parties acknowledge and agree that the failure of the relevant Party to deliver that condition subsequent to FGI on or before the date specified for such delivery shall be a Termination Event.

5	ASSIGNMENT

5.1	By executing and delivering this Deed as a deed, each Client agrees to assign and transfer and hereby assigns and transfers to FGI on a with-recourse basis;

(a)	all Receivables that are existing at the Commencement Date; and

(b)	all Receivables that are created and arising after the Commencement Date, in each case, regardless of whether a Termination Event has occurred and/or is continuing.

5.2
Receivables assigned to FGI on the Commencement Date shall vest absolutely in FGI on the Commencement Date. Receivables created after the Commencement Date shall vest absolutely in FGI automatically upon such Receivables coming into existence without any further act on the part of either FGI or the relevant Client.

5.3	In respect of each Receivable assigned or transferred to FGI pursuant to this Deed, each Client agrees that:

(a)
the benefit of any Related Rights to that Receivable is assigned and transferred to FGI at the same time as the Receivable to which that Related Right is connected to is assigned and transferred to FGI; and

(b)
if, for any reason, title to or the benefit of that Receivable (or its Related Rights) fails to vest effectively in FGI, the relevant Client will (A) take all necessary action to ensure that FGI has an effective first fixed charge over such Receivable; and (B) hold on trust for FGI (and separately from its own property) absolutely such Receivable and the proceeds of the same, howsoever such proceeds may arise.

6	PERFECTION OF TITLE
Each Client:

6.1
shall, in respect of each Receivable existing on the Commencement Date, notify the relevant Customer in writing, by means of a Notification Letter, of the assignment created by this Receivables Purchase Agreement and direct the relevant Customer to make payments into the Trust Account;

6.2
shall include such endorsement as FGI shall require on each Invoice issued by the Client after the Commencement Date and, if FGI so requires, shall send to any new or additional customer a Notification Letter, notifying the relevant Customer of the assignment of the relevant Receivable(s) and directing the relevant Customer to make payment of the Receivable(s) into the Trust Account;

6.3	irrevocably authorises FGI to deliver to any Customer on the Client’s behalf a Notification Letter required under clause 6.1 or clause 6.2; and

6.4
if FGI so requires at any time, promptly and at its own expense execute, stamp (if appropriate) and deliver to FGI a written legal assignment of any Receivable and/or its Related Rights, in such form as FGI may require, deliver to FGI any documents, deeds, instruments, policies, securities, records or data relating to any Receivable and/or its Related Rights and/or take any other action necessary to perfect the assignment or transfer to FGI of, or FGI's title to, or the trust in FGI's favour in relation to, any Receivable (and/or its Related Rights) and the proceeds of the same.

7	NOTIFICATION OF RECEIVABLES

7.1	Requirement for Notification
Each Client must Notify FGI of all Receivables by delivering a Notification to FGI in such manner and format (including, but not limited to, delivery of a spreadsheet by authorised email or by entry of data via an online service) as FGI may direct from time to time.

7.2	Separate Notification of certain Receivables

If a Client is unable to give to FGI every one of the relevant warranties and undertakings contained in this Deed with reference to the Receivables subject to this Deed, then the relevant Client shall Notify such Receivables to FGI separately from other Receivables and clearly state in the relevant Notification the reason for such separate Notification. Without prejudice to the generality of clause 8 (Ineligible Receivables), all such Receivables shall be Ineligible Receivables.

8	INELIGIBLE RECEIVABLES

8.1	Ineligible Receivables
A Receivable will be an Ineligible Receivable for the purposes of this Receivables Purchase Agreement if any of the following apply to it:

(a)	the Receivable is not evidenced by an Invoice or other documentary evidence satisfactory to FGI;

(b)	the Receivable arises out of a sale made by a Client to an Associate of a Client or to a person controlled by an Associate of a Client;

(c)	the Receivable remains due or unpaid (whether in whole or in part) for longer than the Permitted Credit Period;

(d)	any covenant that applies to the Receivable under this Receivables Purchase Agreement has been breached;

(e)
any representation or warranty made with regard to the Receivable under this Receivables Purchase Agreement is incorrect or misleading, or the Receivable is required to be included in a separate Notification under clause 7.2 (Separate Notification of certain Receivables).

(f)	the Receivable is owed by a Customer that is Insolvent;

(g)	the Receivable is payable in stages or relates to tooling;

(h)	the Receivable arises from a sale to made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(i)
the goods giving rise to the Receivable have not been Delivered to and accepted by the Customer or, as the case may be, the services giving rise to it have not been performed by the relevant Client and accepted by the Customer, or the Receivable otherwise does not represent a final sale;

(j)
the Receivable is subject to any offset, deduction, defence, dispute, or counterclaim, or the Customer is also a creditor or supplier of a Client or the Receivable is contingent in any respect or for any reason;

(k)	the Receivable would breach any Limit set out in this Deed;

(l)	any return, rejection or repossession of the relevant goods has occurred or the rendition of the relevant services has been disputed;

(m)	FGI deems the warranties contained in the relevant Supply Contract to be excessive;

(n)	when aggregated with all other Outstanding Receivables of the relevant Customer, the Receivable would cause the Debtor Concentration Limit to be exceeded;

(o)
the Supply Contract or any other document related to the Receivable is not governed by the laws of England & Wales or such other law as FGI may approve in writing, and does not provide for the Customer's submission to the jurisdiction of the courts of England & Wales or such other jurisdiction as FGI may approve in writing;

(p)	the Receivable is owed by the relevant Customer acting in the capacity of a private individual;

(q)	the assignment of the Receivable is restricted or prohibited by the terms of the Supply Contract or other applicable contractual term or by law;

(r)	pursuant to regulation, the proceeds of the Receivable would not become freely available; or

(s)	the Receivable is not otherwise satisfactory to FGI as determined by FGI acting reasonably and in good faith.

8.2	Reclassification of Receivables
For the avoidance of doubt:

(a)	FGI may, in its absolute discretion but acting in good faith, re-classify an Eligible Receivable (or part of it) as an Ineligible Receivable or vice versa; and

(b)
FGI will have no obligation to make any Prepayment to a Client in respect of an Ineligible Receivable and (but only to the extent an advance has been made in respect of such Receivable) may at any time debit to the Reserve Account a sum equivalent to the outstanding amount of any Ineligible Receivable previously purchased by FGI in respect of which the Repurchase Price has not been received by FGI.

8.3	Recourse for Ineligible Receivables

(a)	FGI may require a Client, at any time after FGI has served a written notice (a "Repurchase Notice") on that Client, to repurchase immediately any Ineligible Receivable.

(b)	Each Repurchase Notice will set out in reasonable detail the description of each Receivable to be repurchased and the Repurchase Price applicable to each such Receivable.

(c)
Until all the monies payable by the relevant Client under the relevant Repurchase Notice have been paid to FGI, the Receivables included in such notice and their respective Related Rights (together with any goods relating to them) will remain vested in FGI. FGI will, upon receiving payment of all such monies and having FGI's properly incurred expenses paid by the relevant Client, re-assign the relevant Receivables and their Related Rights (and the relevant goods, if any) to that Client, and may give or require the Client to give an accompanying notice to each relevant Customer to that effect.

(d)
After the ownership of any Receivable has re-vested in the Client under clause 8.3(c), FGI will credit the relevant Reserve Account of the Client all sums subsequently received or recovered by FGI in relation to that Receivable.

(e)	FGI has an additional right to require a Client to repurchase any Receivable at any time in its absolute discretion, whether or not the relevant Client is in breach of its obligations under this Deed.

9	PURCHASE PRICE

9.1	Prepayment

(a)
Subject to the other provisions of this Deed and FGI's rights of set-off, and provided no Termination Event has occurred or will occur as a result of making such Prepayment, FGI will make a Prepayment to the relevant Client on account of the Purchase Price of each Receivable that is shown as Outstanding on the Receivables Purchased Account, up to an aggregate amount not exceeding the Availability.

(b)	FGI will debit to the Funds In Use Account an amount equal to the amount of each Prepayment made to a Client.

(c)
Without prejudice to clause 9.2 (Calculation of Purchase Price), each Prepayment made by FGI to a Client will be denominated in the same currency as the Purchase Price of the Receivable to which it relates. It is the Client's responsibility to ensure that the account to which such payment is to be transmitted under clause 9.1(a) above is suitable for the receipt of funds in the relevant currency. FGI will not be liable for any loss or damage suffered by a Client in the event that the bank or other institution at which such account is maintained declines to accept a payment transmitted to it in that currency

(d)
FGI shall pay any Prepayments made under this Deed to such bank account the details of which the Clients may notify to FGI from time to time (which must, unless FGI agrees otherwise in its absolute discretion, be an account in the relevant Client's name and maintained with a United Kingdom branch of any major bank or financial institution), by such method of transmission as FGI may approve from time to time.

9.2	Calculation of Purchase Price

(a)
The Purchase Price of a Receivable, including its Related Rights, will be equivalent to the amount received by FGI towards the discharge of such Receivable (including any Tax according to the relevant Supply Contract), after there has been deducted (but without double-counting):

(i)	Discount and Administration Fees in respect of the Receivable;

(ii)	any discount, commission, credit, set-off or other deduction allowed or allowable by the relevant Client to the Customer;

(iii)	if that Receivable is payable other than in US Dollars, any charges for collecting and/or converting as appropriate in accordance with clause 25.4 (Miscellaneous); and

(iv)	such other adjustments as FGI is permitted to make in accordance with this Deed.

(b)	The Purchase Price of a Receivable will be denominated in:

(i)	the same currency as the Receivable, if that currency is an Approved Currency; or

(ii)	in any other case, such currency as FGI may agree.

(c)	Discount and Administration Fees will be denominated, calculated and applied in US Dollars unless FGI otherwise agrees.

(d)	All other costs, charges and expenses will be denominated in the currency in which they arise unless otherwise expressly provided in this Deed or FGI otherwise agrees.

(e)
Where a sum is to be debited or credited to the Receivables Purchased Account, the Funds In Use Account or the Reserve Account, such sum shall be denominated in US Dollars, which will to the extent necessary for this purpose be computed by reference to the spot rate of exchange of FGI's Bankers on the date of such debit or credit, but at its discretion FGI may provisionally apply the rate ruling on the date it receives the Notification relating to that Receivable, making such subsequent adjustments as may be necessary.

9.3	Payment mechanics and accounting

(a)
FGI shall credit the Notified Value of a Receivable to the Receivables Purchased Account of the relevant Client. For administrative convenience, FGI may in its sole discretion credit the Notified Value of each Receivable to the Receivables Purchased Account prior to making any or all of the deductions specified in clause 9.2 (Calculation of Purchase Price), and may subsequently aggregate and debit such items at any time to the Reserve Account in accordance with this clause 9.

(b)
FGI shall credit an amount equal to each remittance received by it for a Receivable of a Client to the Reserve Account (and debit an equal amount to the Receivables Purchased Account) no later than the Collection Date. Any resulting balance standing to the credit of the Reserve Account shall, to the extent that it comprises the unpaid balance of the Purchase Price, be paid to the relevant Client on a weekly basis, subject always to the terms of this Deed, and provided that payment of such balance shall not cause the Facility Limit to be exceeded.

9.4	Reserve Account

(a)	FGI shall be entitled in its sole discretion, to apply the Required Reserve Amount to the Reserve Account from time to time if FGI deems it necessary to do so in order to protect FGI's interests.

(b)
If at any time, the balance standing to the credit of the Reserve Account is less than the Required Reserve Amount, each Client shall, on demand, make such payment into the Reserve Account as FGI requires in order to ensure that the credit balance on the Reserve Account is not less than the Required Reserve Amount.

9.5	Repayment
Each Client shall immediately repay to FGI, upon FGI's demand, any amount:

(a)	the payment of which is in excess of Availability; and/or

(b)	the payment of which has caused the a Limit to be exceeded; and/or

(c)	referable to any Prepayment in relation to an Eligible Receivable where such Eligible Receivable subsequently becomes designated as an Ineligible Receivable.

10	FEES

10.1	Closing Fee
The Clients shall pay to FGI:

(a)	the Closing Fee on the Commencement Date (or as otherwise agreed in writing with FGI); and

(b)	all other fees and expenses set out in this clause 10 (Fees) on the due date for payment and otherwise in accordance with the terms specified in this Deed.

10.2	Discount

For administrative convenience, the Discount to be deducted from the Notified Value of each Receivable will be calculated:

(a)	on the average amount of Funds In Use over each monthly period;

(b)	by reference to the average Applicable Rate (to be calculated on the last day of the relevant calendar month) as published daily during that calendar month, and will be debited from the Reserve Account on the last day of each calendar month.

10.3	Administration Fee
The Administration Fee will be calculated on the Notified Value of each Receivable for each month (or part of a month) falling within the period beginning on the date of each invoice relating to a Receivable and ending on the Collection Date for that Receivable, such calculation to be made as of the Collection Date and paid by either debit to the Reserve Account or such other method of payment as FGI may require.

10.4	Early Termination Fee
If this Deed is terminated for any reason prior to the expiry of the Minimum Period, the Clients shall pay to FGI on the date that this Deed is terminated all and any sums whatsoever or howsoever unpaid but due and payable under this Deed together with the Early Termination Fee.

10.5	Non-Utilisation Fee
The Non-Utilisation Fee (if any) shall be calculated monthly, commencing on the Commencement Date. FGI shall debit the Non-Utilisation Fee to the Reserve Account on the last Business Day of each calendar month in which it accrues.
The Non-Utilisation Fee shall be calculated in accordance with the following formula:
N% X F = NUF
where:
N%     is the Non-Utilisation Fee Percentage

F	is the amount by which average Funds in Use during any calendar month are less than Net Funds Employed.
NUF    is the Non-Utilisation Fee.

10.6	Audit Fee
The Clients shall pay to FGI an Audit Fee following the exercise of FGI's rights set out at clause 17.2 (Information and access).

10.7	Monitoring Fee

The Clients shall pay to FGI the Monitoring Fee following the occurrence of an Termination Event.

10.8	Agency Termination Fee
The Clients shall pay to FGI the Agency Termination Fee following the exercise of FGI's rights set out at clause 11.1(c) (Collection of Receivables).

10.9	Misdirected Payment Fee
If payment of any amount to FGI is not made in accordance with clause 11.2 (Payments), FGI shall be entitled to charge the relevant Client a Misdirected Payment Fee. The provisions of this clause 10.9 are without prejudice to any other remedies that may be available to FGI at law.

10.10	Annual Fee
The Clients shall pay the Annual Fee to FGI on each anniversary of the Commencement Date.

10.11	Costs and Expenses
Each Client shall on demand reimburse FGI for:

(a)
all reasonable costs and expenses (including legal fees), together with any applicable VAT, sustained or incurred by FGI in connection with the preparation, negotiation, execution and perfection of any of the Finance Documents; and

(b)
the amount of all costs and expenses (including legal fees), together with any applicable VAT, sustained or incurred by FGI in connection with the enforcement of or the preservation of any rights under any Finance Document.

11	COLLECTION

11.1	Collection of Receivables

(a)
From the Commencement Date, but subject to clause 11.1(b) below, FGI shall have the sole and exclusive right to collect and enforce payment of every Receivable other than Receivables repurchased by a Client.

(b)
FGI's rights pursuant to clause 11.1(a) above are subject always to the fact that, FGI hereby appoints each Client as the agent of FGI, until notice to the contrary pursuant to clause 11.1(c) and for the purpose of administering the accounts of Customers and procuring the collection of Receivables for the benefit of FGI. Each Client hereby accepts such appointment and undertakes:

(i)	to act promptly and efficiently in carrying out the tasks in relation to which it is FGI’s agent;

(ii)	not to hold itself out as an agent of FGI for any other purpose;

(iii)
to adhere to the debt collection procedures of the Client in force at, and notified to and approved by FGI, on or before the Commencement Date and to obtain the prior written consent of FGI to any proposed variations to such procedures;

(iv)
by such date in each calendar month as FGI may direct, to provide to FGI copies of such records, statements and accounts of Customers and such reconciliations to the Receivables Purchased Account of the relevant Client as FGI may reasonably require;

(v)	not to instruct any solicitor or other third party to commence any legal or other proceedings for the recovery of any relevant Receivable without the prior written consent of FGI; and

(vi)	to instruct any such solicitor or third party to report promptly and fully to FGI as to the progress of any legal action for recovery of any relevant Receivable.

(c)
Following the occurrence of a Termination Event that is continuing, FGI may by notice to the relevant Client withdraw the agency appointment made in clause 11.1(b) above at any time and thereafter FGI may in its sole and absolute discretion, settle, compromise, or assign (in whole or in part), through legal action or otherwise, or otherwise exercise, to the maximum extent permitted by applicable law, any other right now existing or hereafter arising with respect to any Receivable.

(d)
Each Client undertakes to use all reasonable endeavours to ensure that each Customer makes payment in accordance with the Notification Letter and, without affecting such obligation, at the Client's own expense, to despatch a letter in terms stipulated by FGI to any Customer ignoring such Notification Letter or any part thereof and to send to FGI a copy of each such letter.

(e)	If a Customer disputes any Receivable, the relevant Client will:

(i)	notify FGI promptly;

(ii)	use all reasonable endeavours to settle the dispute, subject always to FGI's rights under this clause 11.1 (Collection of Receivables); and

(iii)	promptly perform all its continuing obligations to the relevant Customer under the Supply Contract giving rise to that Receivable.

(f)
Each Client will assist FGI's collection efforts, if FGI so requests, by promptly providing all information required for that purpose and each Client agrees that for collection purposes FGI may institute and conduct legal proceedings under FGI's full control, provided that following the institution of such proceedings, FGI shall provide written notice of the same to the relevant Client. Each Client also agrees to co-operate in any such proceedings (including the giving of evidence) and agrees to be bound by anything done by FGI under this clause 11. Furthermore, each Client agrees, upon request of FGI, to initiate legal proceedings in their own name on behalf of FGI, and to act upon FGI's instruction in that respect.

11.2	Payments

(a)
Each Client shall ensure that it shall direct all its Customers to make all payments in respect of Receivables owing by them (other than Receivables that have been repurchased by a Client) to the Trust Account or, if FGI in its sole discretion agrees, to such other account as directed by FGI (and not to any other bank account unless otherwise expressly agreed in writing by FGI).

(b)
If and to the extent that a Customer makes any payment in respect of a Receivable (other than a Receivable that has been repurchased by a Client) other than to the Trust Account or as directed by FGI, as the case may be (whether by way of making such payment to another account, by way of sending any cheque or other payment instrument directly to the Client, or in any other manner), the relevant Client will notify FGI as soon as it becomes aware of the same and within two Business Days of becoming aware of the same:

(i)	transfer the full amount of such payment to the Trust Account or as directed by FGI, as applicable, and (pending such transfer) hold the full amount of such payment on trust for FGI;

(ii)	not otherwise deal with or dispose of such payment; and

(iii)
direct the relevant Customer to make all future payments in respect of Receivables (other than Receivables that have been repurchased by a Client) to the Trust Account or as directed by FGI, as applicable.

(c)
Each Client will immediately pass to FGI or to any bank account FGI directs, any payment a Customer makes to it directly in respect of a Receivable (other than a Receivable that has been repurchased by a Client). Each Client agrees:

(i)
if it is necessary for any cheque or other payment instrument to be endorsed to enable FGI to receive payment, to endorse the same prior to its delivery to FGI and not to mark or endorse any such cheque or other payment instrument other than in favour of FGI (or as FGI may direct);

(ii)	to hold any such payment it receives for a Receivable on trust for FGI until FGI receives it; and

(iii)	not to bank any such payment for its own account.

(d)
If a Customer makes a general payment either to FGI or to a Client without specifying which debts are covered by it then FGI shall apply it firstly against any Outstanding Receivables owed by that Customer in chronological order, secondly against the discharge of the Clients’ liability to FGI, if any, whether arising under this Deed or otherwise, and thirdly, any balance shall be paid as the relevant Client wishes.

11.3	Credit notes

(a)	No Client shall accept returns or shall grant allowances, discounts, deductions or credits in excess of the Permitted Dilution Percentage to any Customer without the prior written consent of FGI.

(b)
For the avoidance of doubt, the amount of each credit note, return, allowance or discount notified to and approved by FGI under clause 11.3(a) above will be treated as a reduction to the Purchase Price of the Receivable to which it relates and will be accounted for in accordance with clause 14.1(a)(iii) (Provision of information) below.

(c)
FGI shall keep a permanent record on the Reserve Account showing all sums payable or paid to each Client, all payments received in relation to Receivables and all fees, expenses and other sums payable or paid by each Client under this Deed or otherwise. A copy of the Reserve Account shall be taken as undisputed evidence of the matters stated in it at the date of its preparation unless within thirty (30) Business Days from the publication of the same, the relevant Client notifies FGI in writing of any discrepancy.

12	ONLINE SERVICES

12.1
FGI shall provide each Client with online access via a secured website to information on the Receivables, the Purchase and Prepayment Statement and a reconciliation of the relationship relating to billing, collection and account maintenance such as aging, posting, error resolution, interest and fees payable hereunder, and mailing of statements in the ordinary course of FGI's business.

12.2
All of the information provided on the online services shall be in a format, and in such detail, as FGI, in its sole and absolute discretion, deems appropriate. In the event of any dispute, FGI's books and records shall be admissible in evidence, without objection, as prima facie evidence of the status of the Receivables, any non-vesting Receivables and the Reserve Account.

12.3
Each statement, report, or accounting rendered or issued by FGI to a Client, if any, and all online information shall (except as to manifest error) be deemed conclusive evidence and binding for the purposes of this Deed and prima facie evidence in any Dispute.

12.4
FGI's failure to provide, or a Client's failure to receive, such online access shall not relieve any Client of any of its obligations under this Deed or the responsibility of that Client to request statements of account. If the relevant Client does not make such a request, it shall be deemed to have agreed the amounts set out in FGI's records.

13	CREDIT BALANCES
If FGI's records show that a credit balance appears on any account with a Customer, whether as a result of the issue of a credit note by a Client or otherwise, FGI may (and each Client authorises FGI to) pay that credit balance to the relevant Customer and debit it to the Reserve Account. Pending any such payment by FGI to the relevant

Customer, that credit balance will constitute a contingent liability of the relevant Client to FGI.

14	INFORMATION RELATING TO RECEIVABLES AND CUSTOMERS

14.1	Provision of information

(a)	Each Client agrees that it will:

(i)	keep such accounting records as FGI may reasonably require in relation to its Receivables, in such format as FGI may specify;

(ii)
immediately following the purchase by FGI of any Receivable, make appropriate entries in its books of account, in accordance with generally accepted accounting principles where applicable, recording the sale of that Receivable and ensure that in all such books of account and other records of each Client relating to the relevant Receivable, there are conspicuous notations that the Receivable has been sold to FGI;

(iii)
on the Tuesday of each calendar week (or, if such Tuesday is not a Business Day, on the next Business Day), provide to FGI for each Customer who is indebted on a Receivable that has been purchased, a weekly report in a form and substance satisfactory to FGI itemizing all credit notes, returns, allowances and discounts made during the previous week with respect to such Receivables, together with either wire payment or a cheque addressed to FGI for the amount of such credit notes, returns, allowances and discounts or a credit memorandum confirming that such amounts are to be debited to the Reserve Account;

(iv)	immediately notify FGI in writing of reclaimed, repossessed or returned merchandise, Customers' claims and disputes, and any other matters affecting any Receivables or Related Rights; and

(v)	promptly upon request, deliver to FGI:

(A)	a current listing of all open and unpaid accounts payable and Receivables; and

(B)	any upon reasonable notice, such other information about the Receivables, business, operations and financial condition of the Group as FGI may reasonably require from time to time.

(b)	The Original Client agrees that it will deliver to FGI :

(i)
the Financial Statements of each Client and (on a consolidated basis) the Group for each Financial Year as soon as the same become available, but in any event within 180 days of the expiry of that Financial Year;

(ii)	(or will procure that each Client delivers) the Management Accounts as soon as the same become available, but in any event within 30 days after the end of each calendar month to which such Management Accounts relate;

(iii)
the projected balance sheets, anticipated capital expenditure statements of income and expense and statements of cash flow for each Client and the Group as at the end of and for each calendar month of such Financial Year, no sooner than 90 days and no later than 30 days prior to the beginning of each Financial Year.

14.2	Verification of Receivables
FGI shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interest under this Deed.

14.3	Authority to contact bank
Each Client irrevocably:

(a)
authorises FGI to provide the Client’s bankers (including for this purpose any bank with which the Client has or has had an account), accountants and/or auditors with, and to obtain from the Client’s bankers, accountants and/or auditors such information about its business, assets, financial condition or the operation of this Deed as FGI or they may require;

(b)	authorises its bankers, accountants and auditors to provide FGI with such information as it may require; and

(c)	authorises FGI to obtain from Customers their consent to the taking of references from their bankers.

15	GENERAL WARRANTIES AND REPRESENTATIONS

15.1	Representations and warranties
In addition to and without affecting any other warranty or representation given elsewhere in this Deed, each Client warrants on the Commencement Date, and so long as any monies are outstanding or the Receivables Purchase Facility is available under this Deed, that:

(a)
each Credit Party is a limited liability company or the equivalent in any relevant jurisdiction duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the power to own its property and assets and carry on its business as it is now being and will be conducted;

(b)
each Credit Party has the full power to enter into and perform its obligations under the Finance Documents to which it is a party and has taken all necessary action (corporate or otherwise) to authorise the unconditional execution, delivery and performance of its obligations under each such document in accordance with their respective terms;

(c)	the Finance Documents constitute legal, valid, binding and enforceable obligations of the persons party thereto (other than FGI);

(d)
the entry into and performance by a Credit Party of the Finance Documents to which it is a party and the transactions contemplated hereby and thereby do not and will not conflict with (i) any law or regulation or any official or judicial order applicable to it, or (ii) its memorandum or articles of association; or (iii) any agreement or document to which it is a party or which is binding upon it or its Collateral in a manner that could reasonably be expected to have a Material Adverse Effect;

(e)
prior to the entry into of this Deed, it has disclosed to FGI every fact or matter which it knows, having made due enquiry, would influence FGI in any decision whether or not to enter into a Finance Document, accept any person as a guarantor or indemnifier for its obligations to FGI, as to the terms of a Finance Document or as to the making of any Prepayment;

(f)
the Financial Records and other financial and business information and documentation furnished by it to FGI pursuant to this Deed are and were (or shall be) when delivered, true and accurate in all material respects (in the case of factual information), and not misleading, based upon reasonable grounds, and honestly believed (in the case of opinions, forecasts and projections), and in all cases do not contain any material misstatement or omit any material fact;

(g)
save as disclosed to FGI in writing, no litigation, arbitration or administrative proceeding or claim exists (or is current or pending or, to the best of its knowledge threatened against any Client)which if adversely determined could reasonably be expected to have a Material Adverse Effect;

(h)
save as disclosed to and agreed by FGI in writing none of the assets of a Client are subject to any Security Interest save in favour of FGI or Permitted Security and no agreement is in place which could oblige it to create any Security Interest over its Collateral;

(i)	no Client is in breach or default under any contract affecting its assets or any agreement or arrangement or any statutory or legal requirement;

(j)
the financial information delivered in accordance with clause 14.1 (Provision of information) was prepared in accordance with the Accounting Principles as were used to prepare the financial information delivered on or about the date of this Deed and give a true and fair view of each relevant Credit Party’s financial condition at the date as of which they were prepared and the results of its business and operations during the month, Financial Year or, as the case may be, quarter then ended and disclose or reserve against all material liabilities (contingent or otherwise) as at that date and all unrealised or anticipated losses from any commitment entered into by it and which existed on that date; and

(k)	each Client has filed all tax returns and other reports required to be filed and has paid all Tax, rates and rent imposed on it or upon any of its Collateral that are due and payable (other than any Tax that is being contested in good faith and for which appropriate reserves are being held); and

(l)
the payment obligations of each Client under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

15.2	Repetition
The representations and warranties contained in clause 15.1 (Representations and warranties) shall deemed to be repeated on a daily basis, by reference to the facts and circumstances then existing, for as long as this Receivables Purchase Agreement is in full force and effect.

16	RECEIVABLE SPECIFIC WARRANTIES

16.1	Representations and warranties
The inclusion of a Receivable in a Notification (other than an Ineligible Receivable Notified under clause 7.2 (Separate Notification of certain Receivables)) shall be treated as a representation and warranty by the relevant Client to FGI that:

(a)
the Receivable is an existing, legal, valid, binding, undisputed and enforceable payment obligation, in the amount Notified, of the relevant Customer which is capable of being assigned by the relevant Client to FGI pursuant to this Deed;

(b)	immediately prior to the assignment of the Receivable to FGI under this Deed, the relevant Client was the legal and beneficial owner of the Receivable,

(c)	FGI shall obtain a valid, binding and enforceable title to the full amount owing to the Client on the Receivable and all Related Rights included in the sale of the Receivable;

(d)	the Receivable has not previously been Notified to FGI;

(e)	the Receivable has not been sold, assigned, mortgaged, charged or otherwise disposed of or encumbered to any person other than FGI, nor has any agreement been made to do so;

(f)	the Receivable is not an interest-bearing Receivable, nor is it subject to any withholding Tax;

(g)	the Supply Contract giving rise to the Receivable:

(i)	is to the best of the knowledge and belief of the relevant Client valid, binding and enforceable against the Customer;

(ii)	has been made in the ordinary course of the relevant Client's business;

(iii)	contains no restriction or prohibition of assignment of the Receivable or any Related Rights to or by FGI;

(iv)	provides for payment in an Approved Currency; and

(v)	does not conflict with or breach any law applicable to the relevant Client, or the best of the knowledge and belief of the relevant Client, the Customer or the Receivable,

(h)
the Customer is not in default of any sums due to the relevant Client and that Client has no reason to believe that the Customer will be unable to, or will not for any reason, pay the Receivable in full when it falls due;

(i)	to that Client's knowledge, the Customer will pay the full amount of each Receivable within the Permitted Credit Period;

(j)	it has taken all reasonable steps to ascertain the creditworthiness of the Customer prior to the delivery of goods or the rendering of services under the Supply Contract;

(k)	to that Client’s knowledge, the Receivable is neither owed by a Customer which is a Sanctioned Entity nor originates from a Sanctioned Territory.

(l)	no supplier to the Client will retain title to any goods which are the subject matter of the Receivable; and

(m)
the Client's company registration number, VAT number and payment terms, together with the correct name and address of the Customer, appear on every Invoice, credit note and on all other relevant documentation (including emails) sent by the Client to the Customer and/or FGI.

16.2	Repetition
The representations and warranties contained in clause 16.1 (Representations and warranties) shall deemed to be repeated on a daily basis, by reference to the facts and circumstances then existing, in respect of each Receivable until that Receivable has been fully and finally discharged.

17	GENERAL COVENANTS
The following covenants shall be performed and complied with throughout the duration of this Deed:

17.1	Restrictions
No Client shall, without FGI's prior written consent:

(a)	incur any Financial Indebtedness other than as permitted by FGI or to Wells Fargo Bank N.A.; or

(b)	create or permit to subsist any Security Interest or Quasi-Security over any of its Receivables or assets, other than the Permitted Security; or

(c)	be a creditor in respect of any financial indebtedness or otherwise make credit (other than normal trade credit permitted pursuant to the terms of a Supply Contract) available to any person; or

(d)
sell, transfer, lease, lend or otherwise dispose of (whether by a single transaction or a number of transactions and whether related or not) the whole or any part of its interest in any of its assets or business except for the sale at prevailing value of stock in trade in the usual course of trading as conducted by it at the date of this Deed; or

(e)	trade under any business name or assumed name, other than those notified by writing in advance to FGI; or

(f)	declare, pay, or make any dividend or other distribution upon or in respect of any shares or other securities of the Client other than as permitted by this Deed; or

(g)	charge, sell, discount, factor, dispose of or otherwise deal with its Receivables (other than with FGI) without the prior written consent of FGI; or

(h)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company.

17.2	Information and access
Each Client shall comply and (where necessary) procure compliance at all times with all provisions contained within the Finance Documents, and shall provide to FGI all such information and physical access to premises or locations owned or under the control of the Clients as FGI may require from time to time upon reasonable notice, and each Client hereby grants an irrevocable licence to FGI for FGI (and any of its employees, servants or agents) to enter upon any premises or location owned or under the control or authority of the Clients at any time upon reasonable notice during normal business hours following reasonable prior notice, other than following the occurrence of a Termination Event that is continuing when no such notice will be required, (at the relevant Client's expense) for the purposes of the Finance Documents, for confirming and ensuring the compliance by FGI with the terms of the Finance Documents, and for the purposes of FGI's assessment and monitoring from time to time as it may require of the location, state, nature, and value of any assets at that time, and for inspecting and/or taking copies of Financial Records.

17.3	Notification of default
Each Client shall promptly notify FGI of each Termination Event or any event which may (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) become a Termination Event.

17.4	Compliance with laws

Each Client shall comply in all respects with all laws to which it may be subject.

17.5	Change in Financial Year
Each Client shall advise FGI if it changes its Financial Year for any reason.

17.6	General insurance
Without prejudice to any particular requirements contained in the Finance Documents, each Client shall maintain with reputable independent insurance companies or underwriters product and public liability insurances and such other general insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

17.7	Credit insurance

(a)
FGI may at any time in its sole discretion require that a Client effect and maintain (or procure that there is effected and maintained on behalf of that Client) credit insurance in respect of all or any of the Receivables. Such credit insurance shall be at the expense of the relevant Client and will have FGI as joint insured and sole first loss payee.

(b)	Any credit insurance effected or maintained in accordance with clause 17.7(a) shall be on such terms and contain such clauses as FGI may reasonably require.

(c)	Payments received in respect of any credit insurance maintained by or on behalf of any Client shall be applied to the relevant Client’s Reserve Account.

17.8	Pensions

Each Client shall:

(a)
ensure that all pension schemes operated by or maintained for its benefit and/or any of its employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 and that no action or omission is taken by it in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or the relevant member of the Group ceasing to employ any member of such a pension scheme).

(b)
deliver to FGI at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the relevant member of the Group), actuarial reports in relation to all pension schemes mentioned in clause 17.8(a) above.

(c)
promptly notify FGI of any material change in the rate of contributions to any pension schemes mentioned in clause 17.8(a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise) or any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to it.

(d)	immediately notify FGI if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.

17.9	Sanctioned Entity and Sanctioned Territory
Each Client shall not trade or otherwise conduct business directly or indirectly with a Sanctioned Entity or Sanctioned Territory.

18	INCREASED COSTS
Each Client shall within five (5) Business Days of a written demand by FGI, pay for the account of FGI the amount of any increased costs incurred by FGI or any of its Associates solely in connection with the Finance Documents and the provision of the Facility as a result of a regulatory change made after the date of this Deed (provided FGI provides reasonable details of how such increased costs arose), and if it is or becomes contrary to any law or regulation for FGI to make available the Receivables Purchase Facility, FGI may at any time notify the Clients in writing that all Receivables (including any previously classified Eligible Receivables) shall become Ineligible Receivables and require the Clients to pay to FGI the aggregate Repurchase Price in relation to all and any Outstanding Receivables (together with accrued Discount and Administration Fees) and all other sums (howsoever arising), then or thereafter due, owing or incurred to FGI under the Finance Documents.

19	TERMINATION EVENTS

19.1	Termination Events
Each of the events set out below is a Termination Event:

(a)	any Client is in breach of any of the provisions of clause 11.2 (Payments);

(b)
any Credit Party does not pay any sum due from it under any Finance Document, in the currency, at the time, and in the manner specified in the relevant Finance Document, other than where such failure to pay is caused by an administrative or technical error and payment is made within two (2) Business Days of its due date or the date upon which FGI has notified the relevant Credit Party of such breach (whichever is the earlier);

(c)
any representation, warranty, covenant or undertaking made or deemed to be repeated by a Credit Party in any Finance Document or in any document delivered pursuant to any such document, other than any representation contained in clause 16 (Receivable specific warranties), is not complied with in any respect which FGI considers material or is or proves to have been incorrect or misleading when made or deemed to be repeated;

(d)	any Client fails duly to perform or comply with any obligation expressed to be assumed by it in clauses14.1 (Provision of information) or 17.1(b), (d), or (g) (Restrictions);

(e)
any Credit Party fails duly to perform or comply with any other obligation expressed to be assumed by it in any of the Finance Documents (not otherwise expressly specified in this clause 19.1 (Events of Default)) and such failure (if capable of remedy) is not remedied within five (5) Business Days of the relevant Credit Party becoming aware of such breach or if any such Finance Document shall terminate (other than in accordance with its terms or with the written consent of FGI) or become void or unenforceable;

(f)
any Financial Indebtedness in excess of £10,000 is not paid when due or is declared to be or otherwise becomes due and payable prior to their specified maturity or any creditor of a Client becomes entitled to declare any such Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (howsoever described);

(g)	any Credit Party becomes Insolvent or subject to Insolvency Proceedings or anything analogous to or having a substantially similar effect shall occur under the laws of any relevant jurisdiction;

(h)
any Security Interest or Quasi-Security on or over the assets of any Client becomes enforceable and any step (including the taking of possession or the appointment of a receiver, manager or similar person) is taken to enforce that Security Interest or Quasi-Security;

(i)
all or any material part of the shares or Collateral of any Client or any Security Obligor is seized, compulsorily acquired, nationalised or otherwise other expropriated or custody or control of the same being vested in it by any public authority or any court of competent jurisdiction at the instance of any public authority;

(j)	any guarantee of any amounts due and payable under any of the Finance Documents shall be terminated, revoked or declared void or invalid;

(k)
one or more final judgments for the payment of money aggregating in excess of £10,000 (whether or not covered by insurance) shall be rendered against a Client and that Client fails to discharge the same within 5 Business Days from the date of entry thereof or to appeal therefrom;

(l)
any loss, theft, damage or destruction of any item or items of the Collateral occurs or any attachment, seizure, distress, lien or other claim is made or asserted against any item or items of the Collateral which in the opinion of FGI (A) materially and adversely affects or is reasonably likely to affect the operation of the business of or the ownership or other rights of any Client in the Collateral or any Client’s use of the Collateral or (B) is material in amount and/or value and is not adequately covered by insurance;

(m)	any Client ceases carrying on the business or the nature of the business carried on as at the date of this Deed;

(n)
it is or will become unlawful for any Client or any other Security Obligor to perform or comply with any of its obligations under any Finance Document or any such obligation is not or ceases to be legal, valid and binding;

(o)	any Credit Party repudiates or does or causes to be done anything evidencing an intention to repudiate any Finance Document to which it is a party;

(p)	the Finance Documents do not come into, or cease to be in, full force and effect or are not for any reason valid and binding upon and enforceable in all respects against any Credit Party;

(q)	there occurs a Material Adverse Effect;

(r)	there occurs a Change of Control without the prior approval of FGI; or

(s)	the Pensions Regulator issues a Financial Support Direction or a Contribution Notice to a Client which is reasonably expected to have a Material Adverse Effect; or

(t)
any person (other than FGI) who holds a Security Interest over any Collateral, having waived or released its rights to any Receivable, withdraws or attempts to withdraw such waiver of release or otherwise asserts any interest adverse to FGI in any of Receivables vested in FGI.

19.2	Repeated breaches
If the same Termination Event has occurred on four separate occasions during any rolling 12-month period (having been duly remedied or waived on each occasion), a cure period for remedying the next occurrence of such Termination Event occurring within the relevant 12-month rolling period will only be available if FGI so permits in its sole discretion.

19.3	Consequences of Termination
Upon the occurrence of any Termination Event, FGI shall have the right (but not the obligation) to take such action as it sees fit, including, but not limited to the termination of this Deed, increase of Discount, reduction of the Prepayment Percentage, withdrawal of Limits, designation of Receivables as Ineligible Receivables enforcement of any Security Interests and making of a demand for the payment of any outstanding amounts owing to it.
17.4    No effect

Unless specifically provided to the contrary, termination of this Deed shall neither affect the rights and obligations of any Party in relation to the Receivables or Collateral which are in existence on the date of termination nor the continued calculation of the Discount in relation to Receivables. Such rights and obligations shall remain in full force and effect until duly extinguished.

20	POWER OF ATTORNEY

20.1	Appointment

(a)
Each Client hereby irrevocably appoints FGI, by way of security, to be its attorney in its name for the purpose of executing such deeds or documents and completing and endorsing such instruments and instituting or defending such proceedings and performing such other acts as FGI may consider requisite in order to perfect FGI's title to any Receivable or Related Rights and to secure performance of any of the obligations of the Client under the Receivables Purchase Facility or under any Supply Contract or obtain payment of any Receivable.

(b)	Each Client agrees that each of FGI's directors, officers or duly authorised personnel from time to time may exercise the powers given to FGI in this clause 20.1 (Appointment).

20.2	Substitute attorney
FGI may appoint and remove at will any substitute attorney or agent in respect of any of the matters referred to in clause 20.1 (Appointment) above.

20.3	Ratification
Each Client agrees to ratify and confirm whatever FGI, its directors, company secretary or officers, substitutes and agents shall lawfully do pursuant to the above power of attorney.

21	VAT
Each Client will:

21.1	indemnify FGI on demand for the amount of any VAT that may be payable upon any fees or expenses payable under this Deed; and

21.2
comply with any directions given to it by FGI in relation to obtaining on FGI's behalf any relief or refund of VAT included in any Receivable purchased by FGI under this Deed, to the extent that such relief or refund is available in the event of the Insolvency of the relevant Customer.

22	INDEMNITY

22.1	Each Client hereby agrees to indemnify FGI on demand on a full indemnity basis (whether or not FGI has made a Prepayment) against Loss sustained, suffered or incurred by FGI in relation to any breach of any representation, warranty, covenant or undertaking made or given to FGI in this Deed.

22.2
FGI shall be entitled to debit to the Reserve Account: all bank charges and costs and expenses incurred by FGI in relation to any account to which it directs that any payments by Customers shall be credited.

23	ACCOUNTS
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the Accounts maintained by FGI are prima facie evidence of the matters to which they relate.

24	CERTIFICATION
Each Client agrees that a certificate (except as to manifest error, or errors in law) signed by an authorised signatory of FGI shall be prima facie evidence as to the amount of any Loss whether actual or contingent referred to in clause 22 (Indemnity), any amount payable under clause 25.3 (Currency indemnity) and the fees and charges referred to in this Deed and/or the amount at any time owed by a Credit Party to FGI or vice versa, howsoever arising.

25	MISCELLANEOUS

25.1	Except as otherwise expressly provided in this Deed, US Dollars is the currency of account and payment for any sum due from each Credit Party to FGI in respect of the Receivables Purchase Facility.

25.2
Except as otherwise expressly provided in this Deed, all monies received or held by FGI under this Deed may be converted from their existing currency into such other currency as FGI considers necessary or desirable at the spot rate of exchange of FGI's bankers for that currency as at the date of such conversion. FGI shall have no liability to a Credit Party in respect of any Loss resulting from any fluctuation in exchange rates after any such conversion.

25.3
No payment to FGI (whether under any judgment or court order or in the liquidation, administration or dissolution of a Credit Party or otherwise) shall discharge the obligation or liability of the Credit Party in respect of which it was made, unless and until FGI shall have received payment in full in the currency in which the obligation or liability was incurred or (if different) is expressed to be payable and, to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such obligation or liability expressed in that currency, FGI shall have a further separate cause of action against the relevant Credit Party.

25.4
Unless otherwise agreed by FGI, where a Receivable is denominated and payable in otherwise than in US Dollars, all costs, charges and expenses relating to the collection of that Receivable and/or conversion of amounts collected into US Dollars (or into such other currency as FGI determines from time to time) will be deducted in calculating the Purchase Price of that Receivable, which will be computed by reference to the spot rate of exchange of FGI's Bankers on the date of such collection or conversion, but at its discretion FGI may provisionally apply the rate ruling on the date it receives the Notification relating to that Receivable, making such subsequent adjustments as may be necessary.

25.5
If a change in any currency of a country occurs, this Deed will, to the extent FGI (acting reasonably and after consultation with the Original Client) specifies to be necessary, be amended to reflect the change in currency.

25.6
Except as otherwise expressly provided for in this Deed, no variation of this Deed shall be valid unless it is in writing and signed on behalf of each Client, by a director or the company secretary and in the case of FGI, by an authorised signatory, and for the avoidance of doubt may not be effected by electronic communication.

25.7
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

25.8
No failure to exercise, nor any delay in exercising, on the part of FGI, any right or remedy under the Finance Documents, shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

25.9
Without prejudice to 25.6 any provision of a Finance Document may be amended only if FGI so agree in writing and any breach of a Finance Document may be waived before or after it occurs only if FGI so agrees in writing. A waiver given or consent granted by FGI under a Finance Document will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

25.10
FGI shall be entitled to rely upon any act done or document signed or any electronic mail or facsimile or oral communication sent by any person purporting to act, sign, send or make on behalf of any Credit Party despite any defect in or absence of authority vested in such person.

26	SET-OFF

26.1	Unfettered rights

(a)	In addition to any right of set-off or other similar right to which FGI may be entitled in law:

(i)	FGI may at any time and after notice to the Clients combine and consolidate all or any of the Accounts between the Clients and FGI; and

(ii)
FGI may after notice to the Clients (but shall not be obliged to) set off any obligation (contingent or otherwise under the Finance Documents or which has been assigned to FGI) against any obligation (whether or not matured) owed by FGI to any Client, regardless of the place of payment, booking branch or currency of either obligation.

(b)	If the obligations are in different currencies, FGI may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(c)	If either obligation is unliquidated or unascertained, FGI may set off in an amount estimated by it in good faith to be the amount of that obligation.

26.2	Client payments
Each Client will make all payments due under this Deed in full without set-off, retention or counterclaim whatsoever and howsoever arising, free and clear of deductions or withholdings on the due date to such account of FGI as FGI may specify from time to time.

26.3	Deduction or withholding
If a Client is compelled by law to make any deduction or withholding from any sum payable to FGI under this Deed, it shall immediately pay to FGI such additional amount as shall be required to ensure that FGI shall receive in aggregate the amount it would have received but for such deduction or withholding.

27	CONFIDENTIALITY
The contents of any report (whether written or oral) prepared by or on behalf of FGI for the purposes of FGI considering whether or not to permit any drawing under or to continue the Receivables Purchase Facility shall remain confidential and shall not be available to any Credit Party for any reason or purpose (save for any requirement of law) in whole or in part and whether in original or copy form.

28	CONFIDENTIAL INFORMATION

28.1
FGI agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 28 below, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

28.2	FGI may disclose:

(a)
to any of its Associates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential Information as FGI shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents, to any of that person's Associates, representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Credit Parties and to any of that person's Associates, representatives and professional advisers;

(iii)	appointed by FGI or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; or

(c)	with the consent of the Original Client,
in each case, such Confidential Information as FGI shall consider appropriate if:

(d)
in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(e)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(f)
in relation to paragraphs (b)(v) and (b)(vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of FGI, it is not practicable so to do in the circumstances.

29	NOTICES

29.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, electronic means or letter.

29.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that identified with its name below or any substitute address, fax number or department or officer as one Party may notify to the other Party by not less than five Business Days' notice.

29.3	Delivery

(a)	Subject to clause 29.3(b) below, any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax or electronic means, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days following the day on which it was despatched by first class mail postage prepaid, and, if a particular department or officer is specified with the execution of any Party below, if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to FGI will be effective only when actually received by FGI and then only if it is expressly marked for the attention of the department or officer identified with the execution of FGI below (or any substitute department or officer as FGI shall specify for this purpose).

29.4	English language
Any notice given under or in connection with any Finance Document must be in English.

30	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures (and seals, if any) on the counterparts were on a single copy of the Finance Document.

31	ASSIGNMENT AND AGENCY

31.1
None of the Clients or the other Security Obligors shall be entitled to assign, novate, charge or declare a trust over any of its rights or delegate any of its obligations under any of the Finance Documents without the prior written consent of FGI.

31.2
FGI may assign or transfer all or any part of its rights under the Finance Documents. Each Client shall, immediately upon being requested to do so by FGI, enter into (and shall procure that each other Security Obligor enters into) such documents as may be necessary or desirable to effect such assignment or transfer.

31.3	FGI may at its sole discretion and at the expense of the Clients, appoint an agent in respect of any aspect of this Deed and any other Finance Document.

32	ADDITIONAL PARTIES

32.1	Additional Clients
Each Client may request that any of its wholly owned Subsidiaries which is not a Dormant Subsidiary becomes a Client. That Subsidiary shall become a Client if:

(a)	FGI approves the addition of that Subsidiary as an Additional Client;

(b)	the relevant Client and the proposed Additional Client deliver to FGI a duly completed and executed Accession Deed;

(c)	the proposed Additional Client is already (or becomes) a Security Obligor at the time it becomes a Client;

(d)	the relevant Client confirms that no Termination Event is continuing or would occur as a result of that Subsidiary becoming an Additional Client; and

(e)	FGI has received all of the documents and other evidence listed in part B of Schedule 1(Conditions precedent)I in relation to that Additional Client, each in form and substance satisfactory to FGI.

32.2	Additional Security Obligors

(a)	Without prejudice to its obligation under clause 32.2(b) below, a Client may request that any of its wholly owned Subsidiaries become a Security Obligor.

(b)
The relevant Client shall procure that any other member of the Group which is not or ceases to be a Dormant Subsidiary shall, as soon as possible after its acquisition or incorporation or, as the case may be, ceasing to be a Dormant Subsidiary, become a Security Obligor and grant such Security Interests as FGI may require.

(c)	A member of the Group shall become a Security Obligor if:

(i)	a Client and the proposed Additional Security Obligor deliver to FGI a duly completed and executed Accession Deed; and

(ii)
FGI has received all of the documents and other evidence listed in part B of Schedule 1(Conditions precedent) in relation to that Additional Security Obligor, each in form and substance satisfactory to FGI.

33	GOVERNING LAW
This Deed and all non-contractual obligations arising out of or in connection wit this Deed shall be governed by English law.

34	JURISDICTION OF ENGLISH COURTS

34.1
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Receivables Purchase Agreement (including a dispute regarding the existence, validity or termination of this Receivables Purchase Agreement or any non-contractual obligation arising out of or in connection with this Receivables Purchase Agreement) (a "Dispute").

34.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

34.3
This clause 34 is for the benefit of FGI only. As a result, FGI shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, FGI may take concurrent proceedings in any number of jurisdictions.

IN WITNESS whereof the parties hereto have executed this document as a deed on the date first above mentioned and in the manner hereinafter appearing.
SCHEDULE 1

CONDITIONS PRECEDENT
Part A – Conditions Precedent to the Commencement Date

1	CORPORATE

1.1	Copies of the constitutional documents and certificate of incorporation of the Original Client and each other Security Obligor as at the Commencement Date.

1.2
Copies of board resolutions of the board of directors of the Original Client and each other Initial Security Obligor, approving and authorising the execution of each Finance Document to which it is a party.

1.3	Specimen signatures of the persons authorised to execute Finance Documents and all documents ancillary thereto, including Notifications.

1.4
A copy of a resolution signed by all the holders of the issued shares of the Original Client and each other Initial Security Obligor, approving the terms of, and the transactions contemplated by the Finance Documents to which it is a party.

1.5
A certificate of the Original Client (for itself and on behalf of each other Initial Security Obligor signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the total amount of the Facilities would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

1.6
A certificate of an authorised signatory of the Original Client (for itself and on behalf of each other Initial Security Obligor signed by a director), certifying that each copy document listed in this part A of Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Commencement Date.

2	FINANCE DOCUMENTS

2.1	Original of this Receivables Purchase Agreement and any Facility Conditions that are to take effect on the Commencement Date, in each case executed by all parties to it.

2.2
Original deed of priority (USA/Netherlands) between FGI, Wells Fargo Bank, N.A., Ciber Inc, Ciber Consulting Incorporated, Ciber Internaitonal LLC, Ciber International B.V. and Ciber Netherlands B.V executed by all parties to it (other than FGI).

2.3	Original deed of priority (Europe) between FGI, Wells Fargo Bank, N.A and the Original Client executed by all parties to it (other than FGI).

2.4
Original composite guarantee and debenture granted to FGI by the Original Client (the “Original Debenture”), incorporating fixed and floating charges over its undertaking and assets and an assignment of trade credit insurance policy, executed by all parties to it (other than FGI).

2.5	Original charge over the shares in the Original Client executed by Ciber Netherlands B.V.

2.6	Cross guarantee of the obligations under this Agreement and each Covered Affiliate Agreement executed by each member of the Group incorporated in Europe.

2.7	Guarantee of the obligations under this Agreement and each Covered Affiliate Agreement executed by Ciber, Inc.

2.8	Letter of non-reactivation in relation to each non-trading member of the Group incorporated in England and Wales.

2.9	A release of all encumbrances, other than for Permitted Security, that are listed on the mortgage registers of or otherwise affect any of the undertaking and/or assets of the Original Client.

3	THIRD PARTY FINANCIERS

3.1	Deed of release of those Security Interests held by Wells Fargo Bank, N.A. over the Receivables.

4	FINANCIAL

4.1	Up to date Management Accounts to 31 August 2016.

4.2	Latest projections for the 12 months ending 31 December 2016 reflecting the effect and operation of the Receivables Purchase Facility.

4.3	Audited annual accounts for the Original Client the year ending 31 December 2015.

5	RECEIVABLES (ORIGINAL CLIENT ONLY)
In relation only to the Original Client:

5.1	An up-to-date audit of the Original Client’s Receivables.

5.2	Electronic aged Receivables analysis and aged creditor analysis correct as at the Commencement Date.

5.3	Due diligence in relation to any Supply Contract specified by FGI, to be conducted by FGI.

5.4	A waiver from each Customer specified by FGI, waiving any ban on assignment or similar in any Supply Contract between the Original Client and that Customer.

6	OTHER

6.1	Satisfactory completion of all FGI’s "know your customer" checks.

6.2	A copy of the letter of support from Ciber International B. V. to the Original Client.

6.3
Legal opinion from Morrison Foerster (UK) LLP in respect of the capacity and due authorisation of the Original Client and the due execution and enforceability of the English law governed Finance Documents.

6.4	Funding Checklist.

6.5	Schedule of Receivables.

6.6	Purchases & Advances Certificate.

6.7	Payment instructions.

6.8	Clear winding-up and administration searches of the Original Client.

6.9	Any other document, assurance or opinion that FGI may reasonably require, and which it has specified to the Original Client prior to the Commencement Date.

Part B – Conditions Precedent required to be delivered by an Additional Obligor

1	CORPORATE

1.1	Certified copies of the constitutional documents and certificate of incorporation of the Additional Obligor.

1.2
Certified copy board resolutions of the board of directors of the Additional Obligor, approving and authorising the execution of the Accession Deed and each other Finance Document to which it is a party.

1.3	Specimen signatures of the persons authorised to execute the Accession Deed and other Finance Documents to which it is a party and all documents ancillary thereto, including Notifications.

1.4
A copy of a resolution signed by all the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents to which the Additional Obligor is a party

1.5
If applicable, a copy of a resolution of the holders of the issued shares of the Additional Obligor, amending its articles of association to remove the right of its directors to refuse to register a transfer of shares.

1.6
A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the total amount of the Facilities would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

1.7
A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this part B of Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

2	FINANCE DOCUMENTS

2.1	A duly completed Accession Deed executed by a Client, the Additional Obligor and FGI.

2.2
In the case of an Additional Obligor incorporated in England and Wales, a composite guarantee and debenture granted to FGI by the Additional Obligor, incorporating fixed and floating charges over its undertaking and assets and an assignment of trade credit insurance policy, executed by all parties to it (other than FGI).

2.3	Any other Security Document(s) which are required by FGI to be executed by the proposed Additional Obligor.

2.4	Any notices or documents required to be given or executed under the terms of the Security Documents referred to in paragraphs 2.2 and 2.3 above.

2.5	A release of all encumbrances, other than for Permitted Security, that are listed on the mortgage registers of or otherwise affect any of the undertaking and/or assets of the Additional Obligor.

3	FINANCIAL

3.1	Up to date Management Accounts to the month prior to the proposed accession of the Additional Obligor

3.2	Latest projections for the 12 months ending 12 months following the proposed accession of the Additional Obligor reflecting the effect and operation of the Receivables Purchase Facility.

3.3	Audited annual accounts for the year ending immediately prior to the proposed accession of the Additional Obligor.

4	RECEIVABLES (ADDITIONAL CLIENTS ONLY)
In relation only to an Additional Client:

4.1	An up-to-date audit of the Additional Client’s Receivables.

4.2	Electronic aged Receivables analysis and aged creditor analysis correct as at the Commencement Date.

4.3	Due diligence in relation to any Supply Contract specified by FGI, to be conducted by FGI.

4.4	A waiver from each Customer specified by FGI, waiving any ban on assignment or similar in any Supply Contract between the Additional Client and that Customer.

5	OTHER

5.1	Satisfactory completion of all FGI’s "know your customer" checks.

5.2
If the Additional Obligor is incorporated in in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to FGI in the jurisdiction of its incorporation or, as the case may be, the jurisdiction of the governing law of that Finance Document (the "Applicable Jurisdiction") as to the law of the Applicable Jurisdiction.

5.3
If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that a process service agent has been appointed and has accepted its appointment to act on behalf of the proposed Additional Obligor for the service of process in England and Wales in relation to proceedings in the English courts.

5.4
Clear winding-up and administration searches (or, if the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, analogous searches or enquiries) in respect of the Additional Client.

5.5	Any other document, assurance or opinion that FGI may reasonably require, and which it has specified to the Additional Client prior to the Commencement Date.

SCHEDULE 2

Data Protection

1	If a Credit Party contacts FGI electronically, FGI may collect the Credit Party’s electronic identifier (e.g. Internet Protocol (IP) address or telephone number).

2
A Credit Party's information includes information about the Finance Documents and FGI may use the Credit Party’s information to assess financial and insurance risks, recover debt, prevent and detect crime, understand requirements of Customers; and develop and test products and services.

3
FGI will not disclose information about the Credit Party to anyone outside FGI except where FGI has the Credit Party’s permission, where FGI is required or permitted by law, to other companies who provide a service to FGI or to the Credit Party or where FGI may transfer rights and obligations under the Finance Documents.

4	FGI may transfer information about the Credit Party to other countries but if it does so it shall ensure that anyone to whom FGI passes the information provides an adequate level of protection.

5
From time to time FGI may change the way FGI uses information about the Credit Party. Where FGI believes the Credit Party may not reasonably expect such a change, FGI shall write to the Credit Party. If the Credit Party does not object to the change within 60 days, the Credit Party consents to that change.

6	For a copy of the information held by FGI about the Credit Party, the Credit Party may write to the data controller at FGI.

7	FGI may make periodic searches of and provide information to credit reference agencies to manage and take decisions about the Credit Party’s Facility.

8
FGI may wish to keep the Credit Party informed by letter, phone and electronic means (including email and mobile messaging) about products, services and additional benefits that FGI believe may be of interest to the Credit Party. If the Credit Party does not want FGI to do so the Credit Party should notify FGI.

SCHEDULE 3

Form of Accession Deed
To:    Faunus Group International, Inc
From:    [Subsidiary] and [ Client ]
Dated:    [● ]

Dear Sirs
US$12,000,000 receivables purchase agreement dated     October 2016 (the “Agreement”)

1.
We refer to the Agreement. This deed (the "Accession Deed") shall take effect as an Accession Deed for the purposes of the Agreement. Terms defined in the Agreement have the same meaning in paragraphs 1-[3]/[4] of this Accession Deed unless given a different meaning in this Accession Deed.

2.
[Subsidiary] agrees to become an [Additional Client]/[Security Obligor] and to be bound by the terms of the Agreement and the other Finance Documents as an [Additional Client]/[Security Obligor] pursuant to Clause 31 (Additional Parties) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [ ].

3.	[The Client confirms that no Termination Event is continuing or would occur as a result of [Subsidiary] becoming an Additional Client]/[Security Obligor].

4.	[Subsidiary's] administrative details for the purposes of the Agreement are as follows:
Address:
Fax No.:
Attention:

5.
[Subsidiary] (for the purposes of this paragraph [4]/[5], the "Acceding Party") intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]
the "Relevant Documents".

6.	This Accession Deed [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.
THIS ACCESSION DEED has been signed on behalf of FGI (for the purposes of paragraph [4]/[5] above only), signed on behalf of the Client and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]
[EXECUTED AS A DEED    ]
By: [Subsidiary]    )
_____________________________________    Director
_____________________________________    Director/Secretary
OR
[EXECUTED AS A DEED
By: [Subsidiary]
Signature of Director

in the presence of    Name of Director
Signature of witness
Name of witness
Address of witness

Occupation of witness]

[Client]
[ ]
By:

Faunus Group International, Inc
By:
Date:
SCHEDULE 4

Over Advances - Terms and Conditions
1.    THE FACILITY
(a)    Over Advances
FGI, acting in its sole discretion, may from time to time upon notice to the Client, make available Advances in excess of Availability on such terms and conditions as are specified by FGI in relation to such Advance.
(b)    Facility Limit
FGI shall not be obliged to make any Advance to the Original Client pursuant to this schedule 4 (Over Advances-terms and conditions) if that Advance:

(a)	would cause the Facility Limit to be exceeded;

(b)	would, if made, cause the Account Balances to exceed the Facility Limit; and/or

(c)	is not denominated in an Approved Currency.
2.    INTEREST AND FEES
2.1    Interest
If at any time FGI makes an Advance in excess of Availability, Discount shall be increased by an amount specified by FGI and shall be debited in accordance with clause 10.2 (Discount). The Client hereby confirms that such increased Discount is a reasonable estimate of the cost to FGI of making the Advance available and is not a penalty.
2.2    Other

(a)	Other sums payable by the Client pursuant to the Over Advance Facility may be debited by FGI to the Reserve Account.
(b)    FGI will add VAT to its fees if applicable.
3    REPAYMENT
The Client shall immediately, upon FGI’s demand, pay to FGI the amount of any Advance made under this schedule 4 (Over Advances – Terms and Conditions) together with accrued but unpaid Discount to the date of such payment and any additional sum or sums payable by the Client under this Deed.
4    DEFAULT INTEREST

4.1
If the Original Client fails to pay any amount due in relation to the Over Advance Facility on its due date, the Original Client will be liable to pay Discount on such amount from the date of such default until the date of actual payment (as well as after as before judgement or demand) at a rate that is 3 per cent above the rate of Discount. Such Discount will be payable on demand and, to the extent not actually paid, will be compounded monthly in arrears and debited to the Over Advance Payment Account or the Funds in Use as described in paragraph 2.1(b) (Interest).

4.2
FGI and the Original Client agree that the rate set out in paragraph 4.1 above represents a genuine pre-estimate of FGI’s additional administrative and funding costs in the event of the Original Client’s failure to pay any sum due to FGI and is not a penalty.

5	INDEMNITY
As a separate and independent obligation from any other indemnities contained in the Agreement, the Original Client agrees to indemnify to FGI on demand from time to time and on a full indemnity basis, all funding, breakage costs and/or costs in relation to arrangements made or incurred by FGI in connection with the funding and maintenance of the Over Advance Payment Account Balance.

6.	REPEATING REPRESENTATIONS
All warranties, representations, covenants and undertakings given elsewhere in this Deed shall be deemed repeated in accordance with this Deed whilst any Advance made under this schedule 4 (Over Advances – terms and conditions) is outstanding.

FGI

EXECUTED as a deed, but not delivered until the first date specified on page 1, by FAUNUS GROUP INTERNATIONAL, INC. acting by:	/s/ David DiPiero ………………………………… /s/ Sami Altaher …………………………………
Address: 80 Broad Street, 22nd Floor, New York, NY 10004, United States of America
Facsimile No: +1-212-248-3404
Attention: Chris Fulman

ORIGINAL CLIENT

EXECUTED as a deed, and delivered when dated, by CIBER UK LTD acting by:
In the presence of Witness	/s/ Christian Mezger ………………………………… Director
Signature:	/s/ Tara Dunn
Name:	Tara Dunn
Occupation:	Deputy General Counsel-Ciber, Inc.
Address:	6312 S. Fiddlers Green Circle #600E Greenwood Village CO 80111
Address:         62 Buckingham Gate, London, SW1E 6AJ
Facsimile No:        0870 0000205
Attention:         Oliver Edwards, Finance Director.